UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

MINERALS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11430	25-1190717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

622 Third Avenue, New York, NY		10017-6707
(Address of Principal Executive Offices)		(Zip Code)

(212) 878-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction.

As previously disclosed in the Current Report on Form 8-K filed by Minerals Technologies Inc., a Delaware corporation (the “Company” or “MTI”), with the Securities and Exchange Commission (“SEC”) on March 10, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 10, 2014, with AMCOL International Corporation, a Delaware corporation (“AMCOL”), and MA Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser”). Pursuant to the Merger Agreement, on March 21, 2014, Purchaser commenced a tender offer (the “Offer”) to purchase all of AMCOL’s outstanding shares of common stock, par value $0.01 per share (the “Shares”), at a purchase price of $45.75 per Share, net to the seller in cash, without interest (the “Offer Price”), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal filed with the SEC on March 21, 2014 (together with any amendments and supplements thereto).

Item 1.01.	Entry into a Material Definitive Agreement

The items referred to under Item 2.03 below are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The Offer and withdrawal rights expired as scheduled at 9:00 a.m., New York City time, on Friday, May 9, 2014 (the “Expiration Date”). Based on the information provided to MTI and Purchaser by American Stock Transfer & Trust Company, LLC, the depositary for the Offer, as of the Expiration Date, 28,487,106 Shares had been validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 87.4 percent of the then issued and outstanding Shares. In addition, Notices of Guaranteed Delivery had been delivered for 282,902 Shares, representing approximately 0.8 percent of the then issued and outstanding Shares. The Minimum Condition (as defined in the Merger Agreement) and all other conditions to the Offer having been satisfied, Purchaser accepted for payment all Shares that were validly tendered and not validly withdrawn pursuant to the Offer.

On May 9, 2014, pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser merged with and into the AMCOL, with AMCOL being the surviving corporation (the “Merger”). Upon completion of the Merger, AMCOL became a wholly owned direct subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”) and pursuant to the terms and conditions of the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Offer Price, subject to any required withholding of taxes, except for (i) Shares owned by AMCOL (or held in AMCOL’s treasury), MTI or Purchaser and (ii) Shares owned by any stockholder of the Company who was entitled to demand, and who properly demanded, appraisal rights pursuant to Section 262 of the DGCL. The Shares will no longer be listed on the New York Stock Exchange.

The aggregate consideration paid by Purchaser in the Offer and Merger was approximately $1.7 billion, without giving effect to related transaction fees and expenses. MTI funded the payment of Shares validly tendered in the Offer from a combination of MTI’s available cash on hand together with the proceeds from the Term Facility (as defined below).

The foregoing summary description of the transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on March 10, 2014 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation

On Friday, May 9, 2014, immediately prior to the occurrence of the Effective Time, MTI entered into a Credit Agreement (the “Credit Agreement”) among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, Barclays Bank PLC and U.S. Bank National Association, as Syndication Agents, Sumitomo

Mitsui Banking Corporation, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement provides for a $1,560,000,000 senior secured term loan facility (the “Term Facility”) and a $200,000,000 senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). The net proceeds of the Term Facility were used, at the Effective Time, together with the Company’s cash on hand, to fund the Merger and certain other transactions contemplated by the Merger Agreement, and refinance certain existing indebtedness of the Company and AMCOL and to pay fees and expenses in connection with the foregoing. Loans under the Revolving Facility will be used for working capital and other general corporate purposes of the Company and its subsidiaries.

The loans outstanding under the Term Facility will mature on the date that is seven years after the Effective Date and the loans outstanding (if any) and commitments under the Revolving Facility will mature and terminate, as the case may be, on the date that is five years after the Effective Date.

The Company may incur incremental term loans and establish incremental revolving commitments under the Credit Agreement in an aggregate amount of up to $250,000,000 plus such additional amount as would not, on a pro forma basis, cause the Company’s ratio of total secured indebtedness (less unrestricted cash and cash equivalents) to consolidated EBITDA for the four preceding fiscal quarters to exceed 3.25 to 1.00, subject to certain conditions as set forth in the Credit Agreement. In lieu of establishing such incremental facilities under the Credit Agreement, the Company may also incur incremental secured and unsecured bonds or terms loans pursuant to separate documentation, subject to the foregoing aggregate amount limitations and other terms and conditions as set forth in the Credit Agreement.

Loans under the Term Facility bear interest at a rate equal to, at the election of the Company, Adjusted LIBOR (subject to a floor of 0.75%) plus an applicable margin equal to 3.25% per annum or a base rate plus an applicable margin equal to 2.25% per annum, subject in each case to a decrease of 25 basis points in the event that, and for so long as, the Company’s ratio of total indebtedness (less unrestricted cash and cash equivalents) to consolidated EBITDA for the four preceding fiscal quarters (the “Net Leverage Ratio”) is less than 2.50 to 1.00. Loans under the Revolving Facility will bear interest at a rate equal to, at the election of the Company, Adjusted LIBOR plus an applicable margin equal to 1.75% per annum or a base rate plus an applicable margin equal to 0.75% per annum, subject in each case to a decrease of (a) 12.5 basis points in the event that, and for so long as, the Net Leverage Ratio is less than 2.00 to 1.00 and greater than or equal to 1.00 to 1.00 as of the last day of the preceding fiscal quarter and (b) 25 basis points in the event that, and for so long as, the Net Leverage Ratio is less than 1.00 to 1.00 as of the last day of the preceding fiscal quarter. The Company will pay certain fees under the Credit Agreement, including (a) a commitment fee of 0.30% per annum on the undrawn portion of the Revolving Facility, (b) a fronting fee of 0.125% per annum on the average daily undrawn amount of, plus unreimbursed amounts in respect of disbursements under, letters of credit issued under the Revolving Facility and (c) customary annual administration fees.

Subject to certain conditions and exceptions, the Company will be required to prepay outstanding loans under the Term Facility in an amount equal to 100% of the net proceeds from the sale or transfer of assets of the Company or its subsidiaries that are not reinvested, the incurrence of certain debt and any insurance payments or condemnation awards. In addition, if on the last day of any fiscal year the Net Leverage Ratio is greater than 4.00 to 1.00 or less than 4.00 to 1.00 but greater than 3.50 to 1.00, the Company will be required to prepay outstanding loans under the Term Facility in an amount equal to 50% or 25%, respectively, of the Company’s excess cash flow for such fiscal year.

The Credit Agreement contains certain affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and its restricted subsidiaries to: incur indebtedness; create liens; merge, consolidate, liquidate or dissolve; make investments (including acquisitions); sell assets; enter into sale and leaseback transactions; enter into speculative hedging arrangements; make certain restricted payments (including dividends); make payments of subordinated debt; enter into transactions with affiliates; enter into restrictive agreements; amend material documents; and make changes to the Company’s fiscal year. In addition, the Credit Agreement contains a financial covenant that requires the Company, if on the last day of any fiscal quarter loans or letters of credit were outstanding under the Revolving Facility (excluding up to $15,000,000 of letters of credit), to maintain a maximum Net Leverage Ratio of, initially, 5.25 to 1.00 for the four fiscal quarter period preceding such day. Such maximum Net Leverage Ratio requirement is subject to decrease during the duration of the facility to a minimum level (when applicable) of 3.50 to 1.00.

The obligations of the Company under the Credit Agreement are unconditionally guaranteed jointly and severally by, subject to certain exceptions, all material domestic subsidiaries of the Company (the “Guarantors”) and secured, subject to certain exceptions, by a perfected first-priority security interest in substantially all of the tangible and intangible assets of the Company and the Guarantors.

The Credit Agreement contains certain events of default including: nonpayment of principal when due; nonpayment of interest, fees or other amounts subject to a five-business day grace period; representations and warranties being materially incorrect; violation of covenants (subject to certain grace periods); cross-default and cross-acceleration under any agreement governing indebtedness in excess of $50,000,000; bankruptcy events; judgments in excess of $50,000,000; certain ERISA events; invalidity of liens and guarantees; and change of control.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01.	Other Events.

A copy of the press release issued by MTI on May 9, 2014 regarding the expiration and results of the Offer and filed as Exhibit (a)(5)(I) to Schedule TO-T/A filed by MTI with the SEC on May 9, 2014 is incorporated herein by reference as Exhibit 99.1.

A copy of the press release issued by MTI on May 9, 2014 regarding the completion of the acquisition of AMCOL and filed as Exhibit (a)(5)(J) to Schedule TO-T/A filed by MTI with the SEC on May 9, 2014 is incorporated herein by reference as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 10, 2014, by and among Minerals Technologies Inc., MA Acquisition Inc. and AMCOL International Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Minerals Technologies Inc. on March 10, 2014).

10.1	Credit Agreement dated as of May 9, 2014, among Minerals Technologies Inc., the borrowing subsidiaries party thereto, the lenders party thereto, Barclays Bank PLC and U.S. Bank National Association, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.*

99.1	Press Release issued May 9, 2014 (incorporated herein by reference to Exhibit (a)(5)(I) to Schedule TO-T/A filed by Minerals Technologies Inc. on May 9, 2014).

99.2	Press Release, dated May 9, 2014 (incorporated herein by reference to Exhibit (a)(5)(J) to Schedule TO-T/A filed by Minerals Technologies Inc. on May 9, 2014).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.

Date: May 9, 2014	By:	/s/ Thomas J. Meek
		Name:	Thomas J. Meek
		Title:	Senior Vice President, General Counsel, Human Resources, Secretary and Chief Compliance Officer

MINERALS TECHNOLOGIES INC.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 10, 2014, by and among Minerals Technologies Inc., MA Acquisition Inc. and AMCOL International Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Minerals Technologies Inc. on March 10, 2014).

10.1	Credit Agreement dated as of May 9, 2014, among Minerals Technologies Inc., the borrowing subsidiaries party thereto, the lenders party thereto, Barclays Bank PLC and U.S. Bank National Association, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.*

99.1	Press Release issued May 9, 2014 (incorporated herein by reference to Exhibit (a)(5)(I) to Schedule TO-T/A filed by Minerals Technologies Inc. on May 9, 2014).

99.2	Press Release, dated May 9, 2014 (incorporated herein by reference to Exhibit (a)(5)(J) to Schedule TO-T/A filed by Minerals Technologies Inc. on May 9, 2014).

*	Filed herewith.